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                              EMPLOYMENT AGREEMENT

                  AGREEMENT made as of the 16th day of August, 1996 between The Caldor Corporation, a Delaware corporation and debtor-in-possession under Chapter 11 of the Federal Bankruptcy Code, with principal offices at 20 Glover Avenue, Norwalk, Connecticut 06856 (hereinafter referred to as the "Company"), and Susan Sprunk with a permanent residence located at 98 Livingston Road, Wellesley, MA 02181 (hereinafter referred to as the "Employee").

                               W I T N E S S E T H

                  WHEREAS, the Company desires that the Employee shall be employed by the Company, and the Employee is desirous of such employment, upon the terms and conditions set forth in this Agreement;

                  WHEREAS, the Company is entering into this Agreement in the ordinary course of its business such that no approval by the court overseeing the Company's bankruptcy proceeding is necessary;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                  1. Employment. The Company shall employ the Employee, and the Employee shall serve the Company and its subsidiaries (the "Subsidiaries"), upon the terms and conditions hereinafter set forth.

                  2. Term. The employment of the Employee by the Company hereunder shall commence on September 3, 1996 and, unless sooner terminated in the

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manner as hereinafter provided, shall terminate on September 3, 1998; provided, however, that the term of this Agreement shall be renewed for additional periods of one year each unless and until either party shall give the other party not less than two months' written notice prior to the expiration of the then applicable term.

                  3. Duties.

                           a. During the term of her employment hereunder, the
Employee shall serve as Senior Vice President - Marketing of the Company, faithfully and to the best of her ability, and perform such duties and have such responsibilities and authority as are assigned to her by the Company, consistent with the practices and policies of the Company.

                           b. During the term of her employment hereunder, the
Employee shall devote her full business time, energy and skill to such employment and shall not, without the prior written approval of the Company, directly or indirectly, engage or participate in, or become employed by, or become a director, officer or partner of, or render advisory services to or provide other services in connection with, any business activity other than that of the Company and the Subsidiaries; provided, however, that the Employee shall be permitted to personally invest in any corporation, partnership or other entity, so long as any such investment, unless Employee has obtained prior written approval from the Company, does not require or involve the active participation of the Employee in the management of the business of any such corporation, partnership or other entity, does not interfere with the execution of the Employee's duties hereunder and does not otherwise violate any provisions of this



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Agreement or of the Company's Conflict of Interest Policy; and, provided, further, that the Employee may engage in other activities, such as activities involving charitable, educational, religious and similar types of organizations, speaking engagements and similar type activities to the extent that such other activities do not interfere with the execution of the Employee's duties hereunder, do not otherwise violate any provision of this Agreement or of the Company's Conflict of Interest Policy, or otherwise conflict in any material way with the business of the Company or the Subsidiaries.

                  4. Base Salary. As of the date hereof and during the term of her employment hereunder, the Company shall pay to the Employee a base salary for her services at the minimum rate of $300,000, per annum, through the end of the initial two year term of this Agreement payable in accordance with the regular payroll practices of the Company. The base salary of the Employee shall be subject to annual review by the Company (provided however, that such review will not result in a decrease of base salary) with the first such review to be made on or about May 1, 1997.

                  5. Bonus Arrangements. In addition to the base salary provided for in Paragraph 4 hereof, the Employee shall be entitled to the following bonuses:

                  a. The Employee shall be paid an up front cash bonus of $75,000 (less applicable taxes) (the "Bonus") payable in lump sum upon her relocation to Fairfield County, Connecticut or its vicinity, contingent upon Employee's fulfillment of her obligations under the initial two (2) year term of this Agreement. In the event Employee's employment is terminated either voluntarily or for cause during the initial


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two year term of this Agreement, Employee shall be required to repay the Bonus pursuant to the following schedule;

                  i. 100% of the Bonus if employment is terminated prior to December 31, 1996:

                  ii. if employment has not terminated on December 31, 1996, then Employee shall have earned and will not be required to repay $37,000 of the Bonus;

                  iii. if employment is terminated subsequent to December 31, 1996 but prior to the expiration of the initial two year term of this Agreement, Employee shall have to repay $38,000 of the Bonus, provided, however, that Employee will be deemed to have earned and shall not be required to repay $1,900 of said $38,000 for each and every month beyond December 31, 1996 that employment has not terminated. For example, if employment terminates on March 31, 1997 (i.e., 3 months after December 31, 1996), Employee shall have earned an additional $5,700 of the Bonus and will be required to pay back to the Company $32,300.

Employee agrees that, in the event Employee's employment is terminated within the above designated period and the applicable amount of the Bonus is not repaid to the Company by Employee, in whole or in part, then the Company may offset the amount owed against any payments due to the Company from Employee, including, without


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limitation, salary or bonus. However, such right of offset shall not be the sole or exclusive means of recovery of repayments owed to the Company by Employee, and the Company, or its assigns shall retain all other rights and remedies which may be available.

                  b. The Employee shall be entitled to participate as a Level II employee in the Performance Retention Program of the Company approved by the Bankruptcy Court by order dated March 27, 1996, subject to the terms and conditions of such program as from time to time in effect.

                  c. The Employee shall be entitled to participate in cash bonus arrangements, such as the Performance Incentive Plan ("PIP") applicable to her position during the term of her employment hereunder. In 1996, the PIP provides the opportunity to earn up to sixty percent (60%) of salary based upon predetermined annual Company financial performance criteria. For 1996, fifty percent (50%) of the Maximum will be guaranteed if Employee remains with the Company through April 1, 1997. The remaining fifty percent (50%) of the Maximum can be earned based upon Company financial performance factors. Following the bankruptcy period, the normal terms and conditions of the PIP shall apply. The cash bonus arrangements shall be based on the attainment of achievable financial objectives determined by the Company.

                  6. Other Employee Benefits and Perquisites. During the term of this Agreement, the Company will provide to the Employee benefits under the Company's current and future benefit plans and programs applicable to executives at the Employee's level. As of the date hereof, these include the contributory and non-


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contributory programs listed on Schedule A. (For certain of the programs listed on Schedule A, the Employee will be entitled to participate only upon satisfaction of generally-applicable eligibility requirements, such as length of service requirements.) It is expressly understood that the Company may in its discretion from time to time modify any bonus, benefit or other employee programs, including without limitation terms of eligibility, benefit levels and other terms and conditions, and that all such modifications shall be binding upon the Employee. The Employee shall be entitled to vacations (taken consecutively or in segments), aggregating four weeks each calendar year during the term of employment, and to reasonable sick leave as determined by the Company.

                  7. Expenses. It is contemplated that, in connection with her employment hereunder, the Employee may be required to incur reasonable and necessary travel, business entertainment and other business expenses. The Company agrees to reimburse the Employee, consistent with the Company's policies, for all reasonable and necessary travel, business entertainment and other business expenses incurred or expended by her incident to the performance of her duties hereunder.

                  8. Permanent Disability; Death.

                  a. In the event of the permanent disability (as hereinafter defined) of the Employee during the term of her employment hereunder, the Company shall have the right, upon written notice to the Employee, to terminate her employment hereunder, effective upon the giving of such notice. Upon such termination, the Company shall be discharged and released from any further obligations under this Agreement, but the


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Employee shall have the obligations provided for in Paragraph 11 hereof.
Disability benefits, if any, due under applicable plans and programs of the Company shall be determined under the provisions of such plans and programs. For purposes of this Paragraph 8a, "permanent disability" shall mean any physical or mental disability or incapacity which continues for 180 consecutive days or an aggregate period of more than 180 days in any 12-month period and which shall render the Employee permanently incapable of performing the services required of her by the Company.

                  b. In the event of the death of the Employee during the term of her employment hereunder, the base salary to which the Employee is entitled pursuant to Paragraph 4 hereof shall continue to be paid through the end of the month in which death occurs to the last beneficiary designated by the Employee pursuant to Paragraph 23 hereof, or, failing such designation, to her estate. In accordance with Paragraph 23 hereof, upon payment of such base salary and of any vested but unpaid benefits due to the beneficiary's estate in accordance with the Company's policies then in effect (i.e. bonus, vacation, etc.), the Company shall have no further obligations hereunder.

                  9. Termination and Expiration of Employment.

                  a. The Employee's employment hereunder may be terminated by the Company for "cause" at any time if the Employee shall commit any of the following Acts of Default:

                           (i) The Employee shall have willfully failed to perform any of her material obligations as set forth herein


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                  and shall have failed to cure such failure within 10 days
                  after receiving written notice thereof from the Company; or

                           (ii) The Employee shall have committed an act of
                  fraud, theft or dishonesty which is likely to result in financial harm to the Company; or

                           (iii) The Employee shall be convicted of (or plead
                  nolo contendere to) any felony or misdemeanor involving moral turpitude, which misdemeanor might, in the reasonable opinion of the Company, cause embarrassment to the Company.

                  If the Employee is terminated for "cause," or the Employee terminates her employment hereunder (except pursuant to Paragraph 12 hereof), the Company shall have no further obligations under this Agreement, but the Employee shall have the obligations provided for in Paragraph 11 hereof.

                  b. If the Company notifies the Employee that it elects not to continue her employment pursuant to Paragraph 2 hereof (whether at the end of the initial two-year term or any renewal term), then, subject to the provisions of Paragraph 10, the Employee shall be entitled to receive a liquidated severance payment, payable in a lump sum within 30 days after the date of such termination, equal to nine (9) multiplied by the sum of (i) 1/12 of her annual base salary in effect at the time of such termination in accordance with the provisions of Paragraph 4 hereof plus (ii) 1/12 of 100% of her Target Bonus Opportunity (as hereinafter defined) for the fiscal year of the Company in


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which such termination occurs. In the event of such termination, the Employee shall also be entitled to a continuation of the health insurance benefits upon the same terms and conditions in which she is participating at the time of such termination for a period of six months commencing on the date of such termination. As used herein, "Target Bonus Opportunity" means the bonus which would be earned under the Performance Incentive Plan or under applicable bonus programs were the Company to achieve, but not exceed, its business plan.

                  c. If (i) the Company terminates the employment of the Employee during the term of this Agreement other than for "cause" (as defined in Paragraph 9(a) hereof) or (ii) if the Employee terminates her employment during the term of this Agreement because the Company, upon 30 days' prior written notice specifying a material breach of this Agreement, has failed to cure such material breach (within such 30-day notice period) of any of its obligations to the Employee pursuant to this Agreement, then, subject to the provisions of Paragraph 10, the Employee shall be entitled to receive a liquidated severance payment, payable in a lump sum within 30 days after the date of such termination, equal to (X) the sum of (A) 1/12 of her annual base salary in effect at the time of such termination in accordance with the provisions of Paragraph 4 hereof plus (B) 1/12 of 100% of her Target Bonus Opportunity for the fiscal year of the Company in which such termination occurs, multiplied by (Y) the greater of (a) the number of calendar months remaining in the Employee's then-current term of employment (determined without giving effect to the termination hereunder) and (b) nine. In the event of such termination, the Employee shall also be entitled to a


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continuation of health insurance benefits upon the same terms and conditions in which she is participating at the time of such termination, for a period equal to the greater of the remaining term of her employment (determined without giving effect to the termination hereunder) and nine months.

                  10. Enhanced Severance Program. During the period in which the Special Severance Plan during Chapter 11 Proceedings (the "Enhanced Severance Program") of the Company approved by the Bankruptcy Court by order dated November 20, 1995 remains in effect (i.e., until the first business day following six (6) months after the Company's bankruptcy plan of reorganization becomes effective pursuant to its term), (hereinafter, the "Bankruptcy Period") the Employee shall be entitled to the benefits of such program, subject to all terms and conditions thereof, as from time to time in effect. Those benefits shall be in lieu of the severance benefits provided for in Paragraph 9 of this Agreement and the Change in Control benefits provided for in Paragraph 12.

                  11. Restrictive Covenants and Confidentiality; Injunctive Relief.

                  a. The Employee agrees, as a condition to the performance by the Company of its obligations hereunder, particularly its obligations under Paragraphs 4 and 5 hereof, that during the term of her employment hereunder and during the further period of the Remaining Term (as defined below) the Employee shall not, without the prior written approval of the Company, directly or indirectly through any other person, firm or corporation, (i) engage or participate or make any financial investment in or become employed by or render advisory or other services to or for any person, firm or


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corporation, or in connection with any business enterprise, which is, directly or indirectly, in competition with the Company or (ii) solicit, entice or induce any person who on the date of termination of employment of the Employee is, or within the last three months of the Employee's employment by the Company was, an employee of the Company or any Subsidiary, to become employed by any person, firm or corporation, and the Employee shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person. Nothing herein contained, however, shall restrict the Employee from (i) making any investments in any company so long as such investment does not give her the right to control or influence the policy decisions of any business or enterprise which is or might be, directly or indirectly, in competition with any of the business operations or activities of the Company and the Subsidiaries; (ii) maintaining investments or exercising investment opportunities (i.e., stock options) which the Employee owns or is entitled to exercise and which investments or rights existed prior to the effective date of this Agreement; or (iii) obtaining employment with any company, including a competitor of the Company, during any period in which Employee is entitled to severance payments under this Agreement, provided, however, that in addition to the provisions of paragraph 10 hereof, any compensation received by Employee for such employment with a competitor shall be offset against the amount of severance payments owed to her by the Company.

                  For the purposes hereof, a person, firm, corporation or other business enterprise shall be deemed to be in competition with the Company only if it operates a


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discount department store within a radius of 75 miles of any discount department store operated by the Company or any Subsidiary. As used herein, the "Remaining Term" shall mean the period, commencing on the date of termination of employment (whether upon normal expiration or early termination of the term of employment), equal to the greater of the remaining term of employment (determined without giving effect to any early termination hereunder) and nine months.

                  b. Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of the Company's and the Subsidiaries' business methods, systems, plans and policies which she shall hereafter establish, receive or obtain as an employee of the Company or any subsidiary, are valuable and unique assets of the respective businesses of the Company and the Subsidiaries, the Employee agrees that, during and after the term of her employment hereunder, she shall not (otherwise than pursuant to her duties hereunder) disclose, without the prior written approval of the Company's Chief Executive Officer, any such knowledge or information pertaining to the Company or any Subsidiary, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this Paragraph 11b. shall not apply to information which is or shall become generally known to the public or the trade (except by reason of the Employee's breach of her obligations hereunder), information which is or shall become available in trade or other publications, information known to the Employee prior to entering the employ of the Company, and information which the Employee is required to disclose by law or an order of a court of competent jurisdiction.


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If the Employee is required by law or a court order to disclose such information, she shall notify the Company of such requirement and provide the Company an opportunity (if the Company so elects) to contest such law or court order.

                  c. The Employee acknowledges that the services to be rendered by her are of a special, unique and extraordinary character and, in connection with such services, she will have access to confidential information vital to the Company's and the Subsidiaries' businesses. By reason of this, the Employee consents and agrees that if she violates any of the provisions of this Agreement with respect to diversion of the Company's or the Subsidiaries' customers or employees, or confidentiality, the Company and the Subsidiaries would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining the Employee from committing or continuing any such violation of this Agreement, and the Employee shall not object to any such application.

                  12. Change in Control, Termination of Employment and Compensation in Event of Termination.

                  a. For purposes hereof, a "Change in Control" shall be deemed to have occurred (i) if there has occurred a "change in control" as such term is used in Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as in effect at the date hereof (the "Act"); or
(ii) if there has occurred a change in control as the term "control" is defined in Rule 12b-2 promulgated under the Act; or (iii) when any "person" (as such term is defined in Sections 3(a)(9) and


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13(d)(3) of the Act) becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the Company's then outstanding securities having the right to vote on the election of directors; or
(iv) if the shareholders of the Company approve a plan of complete liquidation of the Company; or (v) if there is a change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")). Notwithstanding the foregoing, no issuance of equity securities of the Company to its creditors pursuant to a Plan of Reorganization, irrespective of the effect of such issuance on beneficial ownership of the Company's securities or on control of the Company shall be deemed to constitute or to result in a "Change in Control".

                  b. The Employee may terminate her employment at any time within 12 months after she has obtained actual knowledge of a Change of Control, provided there is an assignment to the Employee of any duties inconsistent with the status of the Employee's office and/or position with the Company as constituted immediately prior to the Change in Control or a significant adverse change in the nature or scope of the Employee's authorities, powers, functions or duties as constituted immediately prior to the Change in Control.

                  An election by the Employee to terminate her employment under this subparagraph b. shall not be deemed a voluntary termination of employment by the Employee for the purpose of interpreting the provisions of any of the Company's employee benefit plans. The Employee's continued employment with the Company for any period of time during the Employment Term after a Change in Control shall not be


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considered a waiver of any right she may have to terminate her employment to the extent permitted under this subparagraph b.

                  c. If (i) the Company terminates the employment of Employee subsequent to a change in control other than for cause or (ii) the Employee's employment with the Company is terminated under subparagraph b. above, the Employee (i) shall continue to receive her base salary, bonuses, awards, perquisites and benefits, including, without limitation, benefits and awards under the Company stock option plans and the Company's other employee benefit plans and programs, through the Termination Date (as defined in paragraph 13b. hereof) and, in addition thereto, (ii) shall be paid in a lump sum, within 30 days after the Termination Date, in cash, severance pay in an amount equal to the sum of (i) 1/12 of her annual base salary in effect at the time of such termination in accordance with the provisions of Paragraph 4 hereof and (ii) 1/12 of 100% of her Target Bonus Opportunity for the fiscal year of the Company in which such termination occurs, multiplied by twenty-four (24); provided, however, that such severance payment shall be reduced by the amount by which
2.99 times the Employee's "base amount" exceeds the sum of the "present value" of all "parachute payments" with respect to the Company which have been paid to (or for the benefit of) the Employee or to which she may be entitled, whether under this Agreement or otherwise (including the severance payment under this subparagraph c.). Such lump sum severance payment is referred to as the "Termination Compensation." For purposes of this Agreement, the terms "base amount," "present value," and "parachute payments" shall have the meanings as set forth in Section 280G of the



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Code, except that "parachute payments" shall be determined without regard to whether or not they equal or exceed three times the Employee's "base amount." The amount of the Termination Compensation shall be determined, at the Company's expense, by its regular certified public accountant (the "Accountant") immediately prior to the Notice of Termination, whose determination shall be conclusive and binding on the parties. Upon payment of the Termination Compensation, this Agreement shall terminate and be of no further force or effect.

                  d. After a Change in Control has occurred, the Company will honor the Employee's exercise of the Employee's outstanding stock options, in accordance with the plan under which issued. After a Change in Control has occurred and the Employee's employment is terminated as a result thereof, the Employee (or her designated beneficiary or personal representative pursuant to Paragraph 23 hereof) shall also receive, except to the extent already paid pursuant to Paragraph 12c hereof or otherwise, the sums the employee would otherwise have received (whether under this Agreement, by law or otherwise) by reason of termination of employment if a Change in Control had not occurred; provided, however, that this Paragraph 12d. shall not be construed to indicate that the Employee is entitled to payment of any amounts under Paragraph 9c. hereof.

                  e. It is intended that the "present value" of the payments and benefits to the Employee, whether under this Agreement or otherwise, which are includable in the computation of "parachute payments" shall not, in the aggregate, exceed 2.99 times the "base amount." Accordingly, if the Employee received (or is guaranteed to receive


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in the future) payments or benefits from the Company which, when added to the
Termination Compensation, would, in the opinion of the Accountant, subject any of the payments or benefits to the Employee to the excise tax imposed by Section 4999 of the Code, the Termination Compensation shall be reduced by the smallest amount necessary, in the opinion of the Accountant, to avoid such tax. In addition, the Company shall have no obligation to make any payment or provide any benefit to the Employee subsequent to payment of the Termination Compensation which, in the opinion of the Accountant, would subject any of the payments or benefits to the Employee to the excise tax imposed by Section 4999 of the Code. No reduction in Termination Compensation or release of the Company from any payment or benefit obligation in reliance upon any aforesaid opinion of the Accountant shall be permitted unless the Company shall have provided a copy of any such opinion, specifically entitling the Employee to rely thereon, to the Employee no later than ten (10) days prior to the date otherwise required for payment of the Termination Compensation or any such later payment or benefit.

                  f. The Employee shall not be required to mitigate the payment of the Termination Compensation by seeking other employment. To the extent that the Employee shall, during (in accordance with Paragraph 3b. hereof) or after the Employment Term, receive compensation from any other employment, except as provided in paragraph 11(a) of this Agreement, the payment of Termination Compensation shall not be adjusted.


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                  g. Notwithstanding the above, the provisions of this Paragraph
12 shall not apply during the Bankruptcy Period, but the Employee shall be entitled in lieu thereof to the benefits provided under the Enhanced Severance Program referred to in Paragraph 10.

                  13. Notice of Termination and Termination Date.

                  a. Any termination of the Employee's employment by the Company or by the Employee shall be communicated by a "Notice of Termination" to the other party hereto. For purposes hereof, a "Notice of Termination" shall mean a notice which shall state the "Termination Date" (as defined below) and the reasons for such termination.

                  b. "Termination Date" shall mean the date specified in the Notice of Termination as the last day of the Employee's employment by the Company.

                  14. Deductions and Withholding. The Employee agrees that the Company shall withhold from any and all payments required to be made to the Employee pursuant to this Agreement, all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect. In the unlikely event that Employee is required to repay any portion of the Bonus paid to her by the Company as provided in Paragraph 5 hereof, and notwithstanding its provisions, Employee's repayment obligation will be limited to only such sums as Employee receives after all applicable withholdings (net Bonus after taxes). For example, Employee's pay back requirements as illustrated in Paragraph 5(a)(iii) would be limited to $32,300.00, less any and all amounts withheld with respect to said $32,300.00.


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                  15. Prior Agreements. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto respecting the employment of the Employee by the Company.

                  16. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the other party hereto at this or its address as set forth at the beginning of this Agreement. Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party.

                  17. Assignability, Binding Effect and Survival. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of the Employee, and shall inure to the benefit of and be binding upon the Company and its successors and assigns. Notwithstanding the foregoing, the obligations of the Employee may not be delegated and, except as expressly provided in Paragraph 23 hereof relating to the designation of beneficiaries, the Employee may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of her rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect. The provisions of Paragraphs 8, 9, and 11 hereof shall survive termination of this Agreement and, to the extent appropriate to the intention of the parties and the subject matter of this Agreement, other rights and obligations of the parties may survive the termination of this Agreement.


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



                  18. Complete Understanding; Amendment. This Agreement constitutes the complete understanding between the parties with respect to the employment of the Employee hereunder, and no statements, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. this Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto. Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.

                  19. Governing Law. Except to the extent superseded by federal bankruptcy law, this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without giving effect to principles of conflicts of law.

                  20. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  21. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.


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



                  22. Arbitration. Any dispute arising out of or relating to the obligations of either party hereto shall be settled by arbitration in accordance with the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties hereto. As part of her decision, the arbitrator shall determine if such dispute was frivolous and, if so, the reasonable fees and expenses of the parties shall be paid by the party against whom such a determination is made or, in the absence of such a determination, the Company shall pay all such reasonable fees and expenses.

                  23. Designation of Beneficiary. The Employee shall have the right to name, from time to time by written notice to the Company, any one person as beneficiary hereunder or, with the consent of the Company, she may make other forms of designation of beneficiary or beneficiaries. The Employee's designated beneficiary or personal representative, as the case may be, shall accept the payments provided for in Paragraph 9 or Paragraph 12d. hereof, as applicable, in full discharge and release of the Company of and from any further obligations under this Agreement. Any other benefits due under applicable plans and programs of the Company shall be determined under the provisions of such plans and programs.


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



                  IN WITNESS WHEREOF, the parties hereto set their hands as of the dates set forth below.

THE CALDOR CORPORATION

By:
         -------------------------                   ---------------------------
         Dennis M. Lee                               Date

         -------------------------                   ---------------------------
         Susan Sprunk                                Date



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


                     Schedule A -- Employee Benefit Programs

Cash Bonus and Profit-Sharing Programs:

         Performance Incentive Plan
         Caldor Profit Sharing Plan

Insurance Programs:

         Company-Paid Life Insurance
         Optional Life Insurance
         Split Dollar Life Insurance Plan
         Group Medical Plan
         Long-Term Disability Insurance
         Travel Accident Insurance

Other:

         Standard Automobile allowance

         Tax Preparation/Financial Planning/Executive Physicals/
                  Club Membership/Car Phone
         10% Associate Discount Program
         Relocation Program


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